Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
of
CONSTELLATION BRANDS, INC.
Duly Adopted in Accordance With Sections 245 and 242
of the Delaware General Corporation Law
     This is a Restated Certificate of Incorporation which amends and restates the Restated Certificate of Incorporation of Constellation Brands, Inc., as previously amended.
     FIRST. (a) The present name of the corporation is Constellation Brands, Inc. (the “Corporation”).
                  (b) The name under which the Corporation was originally incorporated was Canandaigua Wine Company, Inc.; and the date of filing of the original certificate of incorporation with the Secretary of State of the State of Delaware was December 4, 1972.
     SECOND. The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law.
     THIRD. The provisions of the certificate of incorporation of the Corporation as heretofore restated, amended and/or supplemented, are hereby amended and restated and integrated into a single instrument which shall read in its entirety as follows:
     1. Name. The name of the Corporation is Constellation Brands, Inc.
     2. Address; Registered Agent. The address of the registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
     3. Purposes. The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
     4. Capitalization; General Authorization. The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Sixty-One Million (361,000,000) consisting of:
     (a) Class A Common. Three Hundred Fifteen Million (315,000,000) shares designated as Class A Common Stock, having a par value of One Cent ($.01) per share (the “Class A Common”);
     (b) Class B Common. Thirty Million (30,000,000) shares designated as Class B Common Stock, having a par value of One Cent ($.01) per share (the “Class B Common”);

     (c) Class 1 Common. Fifteen Million (15,000,000) shares designated as Class 1 Common Stock, having a par value of One Cent ($.01) per share (the “Class 1 Common”); and
     (d) Preferred Stock. One Million (1,000,000) shares designated as Preferred Stock, having a par value of One Cent ($.01) per share (the “Preferred Stock”).
     5. Rights and Limitations. The designations, powers, preferences and relative participation, optional or other special rights and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
     (i) Class A Common, Class B Common and Class 1 Common. The Class A Common, Class B Common and Class 1 Common shall be identical in all respects and shall entitle the holders thereof to the same rights, privileges and limitations, except as otherwise provided herein. The relative rights, privileges and limitations are as follows:
     (a) Voting Rights. The holders of Class A Common, Class B Common and Class 1 Common shall have the following rights:
     (i) The holders of Class A Common, Class B Common and Class 1 Common shall be entitled to vote as separate classes on all matters as to which a class vote is now, or hereafter may be, required by law.
     (ii) The number of authorized shares of Class A Common and/or Class B Common may be increased or decreased (but not below the number of shares thereof then outstanding) by the majority vote of all Class A Common and Class B Common voting as a single class, provided that the holders of Class A Common shall have one (1) vote per share and the holders of Class B Common shall have ten (10) votes per share. The number of authorized shares of Class 1 Common may be increased or decreased (but not below the number of shares thereof then outstanding) by holders of a majority of the voting power of the stock entitled to vote, voting as a single class, provided that the holders of Class A Common shall have one (1) vote per share, the holders of Class B Common shall have ten (10) votes per share and the holders of Class 1 Common shall have one (1) vote per share.
     (iii) At every meeting of shareholders called for the election of directors, the holders of the Class A Common, voting as a class, shall be entitled to elect one-fourth (1/4) of the number of directors to be elected at such meeting (rounded, if the total number of directors to be elected at such meeting is not evenly divisible by four (4), to the next higher whole number), and the holders of the Class B Common, voting as a class, shall be entitled to elect the remaining number of directors to be elected at such meeting. Irrespective of the foregoing, if the number of outstanding Class B Common shares is less than 12 1/2% of the total number of outstanding shares of Class A Common and Class B Common, then the holders of the Class A Common shall be entitled to elect one-fourth (1/4) of the number of directors to be elected at such meeting (rounded, if the total number of directors to be elected at such meeting is not evenly divisible by four (4), to the next higher whole number) and shall be entitled to participate with the holders of the Class B Common shares voting as a single class in the election of the remaining number of directors to be elected at such meeting, provided that the holders of Class A Common shall have one (1) vote per share and the holders of the Class B Common shall have ten (10) votes per share. If, during the interval between annual meetings for the election of directors, the number of directors who have been elected by either the holders of the Class A Common or the Class B Common shall, by reason of resignation, death, retirement, disqualification or removal, be reduced, the vacancy or vacancies in directors so created may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected by the remaining directors to fill any such vacancy may be removed from office by the vote of the holders of a majority of the shares of the Class A Common and the Class B Common voting as a single class, provided that the holders of Class A Common shall have one (1) vote per share and the holders of the Class B Common shall have ten (10) votes per share.
     (iv) The holders of Class A Common and Class B Common shall in all matters not specified in Sections 5(i)(a)(i), 5(i)(a)(ii) and 5(i)(a)(iii) vote together as a single class, provided that the holders of Class A Common shall have one (1) vote per share and the holders of Class B Common shall have ten (10) votes per share.
     (v) The holders of Class 1 Common shall not be entitled to vote on any matter except as set forth in Section 5(i)(a)(i) and the second sentence of Section 5(i)(a)(ii).
     (vi) There shall be no cumulative voting of any shares of Class A Common, Class B Common or Class 1 Common.
     (b) Dividends. Subject to the rights of the Class A Common, Class B Common and Class 1 Common set forth in Paragraph 5(i)(c) hereof, the Board of Directors, acting in its sole discretion, may declare in accordance with law a dividend, payable in cash, in property or in securities of the Corporation, on any of the Class A Common, Class B Common or Class 1 Common, on all of the Class A Common, Class B Common and Class 1 Common, or on any combination of the Class A Common, Class B Common and Class 1 Common.
     (c) Cash Dividends. The Board of Directors may, in its sole discretion, declare cash dividends payable only to holders of Class A Common or to the holders of Class A Common, Class B Common and Class 1 Common, but not only to holders of Class B Common, Class 1 Common, both Class B Common and Class 1 Common, both Class A Common and Class B Common or both Class A Common and Class 1 Common. A cash dividend in any amount may be paid on the Class A Common if no cash dividend is to be paid on Class B Common or Class 1 Common. If a cash dividend is to be paid on the Class B Common and Class 1 Common, (i) the cash dividend paid per share shall be the same for each share of Class B Common and Class 1 Common, and (ii) a cash dividend shall also be paid on the Class A Common in an amount per share thereof which exceeds the amount of the cash dividend paid on each share of Class B Common and Class 1 Common by at least ten percent (10%) (rounded up, if necessary, to the nearest one-hundredth of a cent).
     (d) Convertibility.
     (i) Each holder of record of a share of Class B Common may at any time or from time to time, without cost to such holder and at such holder’s option, convert any whole number or all of such holder’s shares of Class B Common into fully paid and nonassessable shares of Class A Common at the rate of one share of Class A Common for each share of Class B Common surrendered for conversion. Any such conversion may be effected by any holder of Class B Common by surrendering (which may be by electronic delivery or otherwise if such shares are uncertificated) such holder’s shares of Class B

Common to be converted, duly endorsed or with duly executed stock powers, at the office of the Corporation or the office of any transfer agent for the Class A Common, together with a written notice for the Corporation at such office that such holder elects to convert all or a specified number of such shares of Class B Common. Promptly thereafter, the Corporation shall issue and deliver to such holder the number of shares of Class A Common to which such holder shall be entitled as aforesaid. Such conversion shall be made as of the close of business on the date of such surrender and the person or persons entitled to receive the shares of Class A Common issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common on such date.
     (ii) Each holder of record of a share of Class 1 Common may, without cost to such holder and at such holder’s option, convert shares of Class 1 Common into fully paid and nonassessable shares of Class A Common at the rate of one share of Class A Common for each share of Class 1 Common surrendered for conversion; provided, a holder of shares of Class 1 Common may only convert such shares if such holder immediately sells the shares of Class A Common received upon such conversion in either a transaction effected through the facilities of the stock exchange or other trading market on which the Class A Stock is then actively traded (a “Market Transaction”) or a bona fide arm’s-length transaction with an unrelated party (a “Qualifying Private Transaction”). Any such conversion may be effected by any holder of Class 1 Common by (x) surrendering (by electronic delivery or otherwise) at the office of the transfer agent for the Class A Common (the “Conversion Agent”) such holder’s shares of Class 1 Common to be converted, (y) delivering to the Conversion Agent a notice or other instructions (which may be written or given electronically through any automated transaction system maintained by the Conversion Agent) that such holder elects to convert all or a specified number of such shares of Class 1 Common, and (z) delivering to the Conversion Agent either (1) instructions to sell the shares of Class A Common issuable upon such conversion on behalf of such holder (which instructions may be given in accordance with any account agreement in place between such holder and the Conversion Agent), or (2) a certificate stating that such holder has sold the shares of Class A Common issuable upon such conversion in a Market Transaction or Qualifying Private Transaction, together with a stock power or other transfer instructions identifying the person or persons in whose name the shares of Class A Common issuable upon such conversion are to be issued. Promptly thereafter, the Corporation shall issue and deliver the number of shares of Class A Common to which such holder shall be entitled as aforesaid in accordance with the instructions to sell or transfer instructions delivered to the Conversion Agent. Such conversion shall be made as of the close of business on the date of surrender and delivery to the Conversion Agent of the shares of Class 1 Common and all other materials required to be delivered to the Conversion Agent, and the person or persons entitled to receive the shares of Class A Common issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common on such date.
     (iii) The Corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common and Class 1 Common, such number of shares of Class A Common as shall be issuable upon the conversion of all such outstanding shares, provided that the foregoing shall not be considered to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common or Class 1 Common by delivery of shares of Class A Common which are held in the treasury of the Corporation.

     (e) Rights Upon Liquidation. Holders of Class A Common, Class B Common and Class 1 Common shall have identical rights in the event of liquidation, and shall be treated as a single class for purposes thereof.
     (ii) Preferred Stock. Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:
     (a) the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;
     (b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
     (c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;
     (d) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;
     (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;
     (f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
     (g) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
     (h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of the same class;
     (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

     (j) the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and
     (k) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.
The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
     6. By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.
     7. Liability of Directors. A member of the Corporation’s Board of Directors shall not be personally liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this Paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     8. Indemnification.
     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”), provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Paragraph or otherwise.
     (b) Right of Indemnitee to Bring Suit. If a claim under subparagraph (a) of this Paragraph is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstance because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Paragraph or otherwise shall be on the Corporation.
     (c) Non-Exclusivity of Rights. The rights of indemnification and to the advancement of expenses conferred in this Paragraph shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Restated Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.
     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     (e) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Paragraph with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation as of the 6th day of December, 2007.

/s/ Robert Sands
Name:	Robert Sands
Title:	President and Chief Executive Officer